Exhibit 5.1

Fleming PLLC

30 WALL STREET 8TH FLOOR NEW YORK NEW YORK 10005

TEL 516 833 5034 FAX 516 977 1209 WWW.FLEMINGPLLC.COM

September 11, 2020

Muscle Maker, Inc.

308 East Renfro Street, Suite 101

Burleson, Texas 76028

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-1 (File Number 333-245047) (the “Registration Statement”) filed by Muscle Maker, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of up to 4,088,235 shares of the Company’s Common Stock (the “Stock”), consisting of (i) up to 3,788,235 shares of the Company’s Common Stock that will be issued by the Company (the “Company Shares”) and (ii) up to 300,000 shares of the Company’s Common Stock (collectively, the “Selling Stockholders’ Shares”) that will be sold by a selling stockholder of the Company (the “Selling Stockholder”).

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following: (1) the Company’s Amended and Restated Articles of Incorporation (the “Articles”); (2) The Company’s Bylaws (the “Bylaws”); (3) the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference; and (4) the Underwriting Agreement to be entered between the Company and Alexander Capital, L.P. We have also examined such corporate records and other agreements, documents and instruments, and such certificates or comparable documents of public officials and officers and representatives of the Company, and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinion hereinafter set forth.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us, and the due authorization, execution and delivery of all documents by the Selling Stockholders where due authorization, execution and delivery are prerequisites to the effectiveness thereof.

We are attorneys admitted to practice in New York. We are familiar with the applicable provisions of the Nevada Revised Statutes, the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws, and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon and is limited to the current federal securities laws of the United States and, as set forth above, Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

In connection with our opinions expressed below, we have assumed that, at or prior to the time of the issuance, if not already outstanding, and the delivery of any shares of Stock, the Registration Statement will have been declared effective under the Securities Act, that the shares of Stock will have been registered under the Securities Act pursuant to the Registration Statement and that such registration will not have been modified or rescinded, and that there will not have occurred any change in law affecting the validity of the issuance of such shares of Stock.

Based upon the foregoing, it is our opinion that:

1.	The up to 3,788,235 Company Shares to be issued and sold by the Company pursuant to the Registration Statement, when issued, sold and delivered in the manner and for the consideration stated in the Registration Statement will be validly issued, fully paid and nonassessable;

2.	The up to 300,000 Selling Stockholder’s Shares to be sold by the Selling Stockholder pursuant to the Registration Statement are validly issued, fully paid and nonassessable; and

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto. In rendering the opinions set forth above, we are opining only as to the specific legal issues expressly set forth therein, and no opinion shall be inferred as to any other matter or matters.

This opinion is intended solely for use in connection with issuance and sale of shares of Stock subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/s/ Fleming PLLC
Fleming PLLC